Exhibit 10.1 LUMENTUM HOLDINGS INC. AMENDED AND RESTATED EMPLOYMENT AGREEMENT This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and among Lumentum Holdings Inc. (the “Company”), Lumentum Operations, LLC (the “Employer”), and Alan Lowe (“Executive”) to be effective as of September 1, 2021 (the “Effective Date”). This Agreement supersedes the employment agreement by and between the Company and Executive dated August 4, 2015. Summary of Material Terms Term Summary Cross-Reference Position: Chief Executive Officer Section 1 Reports to: The Company’s Board of Directors Section 1 Employment Term Through the three-year anniversary of the Effective Date, unless extended Section 2 Annual Salary: $900,000 Section 3(a) Annual Target Bonus: 120% of Base Salary Section 3(b) Equity Awards  As shown on Exhibit A Section 3(c) Non-Change in Control Severance:  Any earned but unpaid salary or bonus  200% of annual salary  200% of greater of Annual Bonus in year of termination or mean average of Annual Bonuses paid in 3 years preceding year of termination  Additional vesting of time-based equity awards for 12 months  Vesting of performance-based equity awards based on remaining term of award.  Payment equal to the cost of health insurance coverage for 18 months Section 5(b)(ii) Change in Control Severance:  Any earned but unpaid salary or bonus  200% of annual salary  200% of greater of Annual Bonus in year of termination or mean average of Annual Bonuses paid in 3 years preceding the year of termination  Full acceleration of outstanding unvested equity awards  Payment equal to the cost of health insurance coverage for 24 months Section 5(b)(iii) Death or Disability  Full acceleration of outstanding unvested equity awards Section 5(b)(iv) 1. Duties and Scope of Employment; Director Service. Executive will continue to serve as the Chief Executive Officer to the Company and the Employer reporting to the Company's Board of Directors (the “Board”) and will perform the duties, consistent with this position, as the Board determines. During the period that Executive serves as the Chief Executive Officer, the Board will nominate Executive to serve as a director on the Board, subject to the requisite approval of the Company’s stockholders. 2. Term. Subject to the provisions of Section 5, this Agreement will have an initial term which will expire on the three-year anniversary of the Effective Date (the “Initial Term”). On the last day of the Initial Term and each year thereafter, the Agreement will automatically renew for an additional successive one year term as of the date thereof (each, a “Renewal Term”) unless any party provides the other parties with written notice of non-renewal at least 90 days prior to the date of automatic renewal, in which case the Agreement will expire at the end of the Initial Term or Renewal Term, as applicable. Non-renewal at the end of the Initial Term or a Renewal Term will constitute termination without Cause under the Agreement and entitle Executive to severance set forth in Section 5(b)(ii) or Section 5(b)(iii), as applicable, although if a Potential Change in Control Date has occurred prior to the expiration of this Agreement, the Agreement shall remain in effect until the earliest of: (a) the end of the Change in Control Period, if a Change in Control has been completed, so long as all payments due have been made; or (b) 12 months after the Potential Change in Control Date if no Change in Control has been completed; provided, however, that in the event of a protracted regulatory clearance process with respect to a potential Change in Control, such term shall be extended so long as the Company is pursuing the potential Change in Control in good faith. 3. Compensation. (a) Base Salary. The Employer will pay Executive an annual salary of $900,000 as compensation for services (the “Base Salary”). The Base Salary will be paid according to the Employer’s normal payroll practices and subject to the usual and required withholdings. Executive’s salary may be reviewed and adjusted annually by the Board. (b) Annual Bonus. Executive is eligible to earn a target annual bonus of 120% of Executive’s Base Salary based upon achievement of performance objectives to be determined by the Board in its sole discretion and payable upon achievement of those applicable objectives, subject to minimum and maximum limits as established by the Company (the “Annual Bonus”). If any Annual Bonus is earned, it will be paid when practicable after the Board determines it has been earned, subject to Executive being employed on the date of payment. To the extent that a cash bonus plan is adopted by the Company, the Annual Bonus will be paid pursuant to that plan. (c) Equity Awards. Executive will be eligible to receive equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its designated committee (the “Committee”) will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. 4. Employee Benefits. (a) Executive will be entitled to participate in the employee benefit plans maintained by the Company and the Employer and generally applicable to senior executives of the Employer. The Employer may cancel or change the benefit plans and programs it offers at any time and those changes will not breach this Agreement. (b) During Executive’s employment with the Company or the Employer, Executive will be provided coverage under the Company’s or the Employer’s directors’ and officers’ liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Employer. 5. Termination of Employment; Severance. (a) At-Will Employment. Executive, the Employer, and the Company agree that Executive’s employment as described herein will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company or the Employer give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company or the Employer. (b) Terminations of Employment. Executive’s employment may be terminated under various scenarios addressed in this Section 5(b). Upon any termination of employment, Executive will receive benefits described in

Section 5(b)(i). Depending on the circumstances of the termination of employment, subject to the conditions in Section 6, Executive may be entitled to payment of the amounts listed under one of Section 5(b)(ii), Section 5(b)(iii) or Section 5(b)(iv). Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the affiliates of the Company or the Employer and from any other positions Executive holds with the Company, the Employer or any of their affiliates. (i) Termination for Cause or Resignation Other Than for Good Reason. If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, Executive will receive: (1) the Base Salary accrued through the termination date, payable under the Employer’s usual payment practices; (2) reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the termination date in accordance with the reimbursement policy of the Company or the Employer, as applicable, provided that claims for reimbursement are submitted in accordance with the applicable reimbursement policy; and (3) any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Employer’s employee benefit plans (other than benefits in the nature of severance pay) (the amounts described in clauses (1) through (3) above are referred to later as the “Accrued Obligations”). (ii) Termination Without Cause, Resignation for Good Reason. If (x) Executive’s employment is terminated without Cause, or (y) Executive resigns for Good Reason, Executive will receive: (1) the Accrued Obligations; (2) a lump sum cash payment equal to the sum of (a) 200% of Executive’s Base Salary for the year in which his employment terminated, and (b) 200% of the greater of (1) Executive’s Annual Bonus as in effect for the fiscal year in which his employment terminates, or (2) the mean average of Executive’s performance bonuses paid for the three (3) fiscal years preceding the fiscal year in which his employment terminates. (3) acceleration of any of Executive’s outstanding Company equity awards subject to time-based vesting conditions (other than Earned Awards) such that Executive will be vested in the number of shares or units, as applicable, subject to such Company equity awards that Executive would be vested in had Executive remained continuously employed with Employer for an additional 12 months; (4) with respect to Executive’s outstanding Company performance-based equity awards: the sum of (A) if Executive’s termination date occurs before the end of the applicable performance period that relates to a portion of such Company performance-based equity award, then Executive will vest in the product of (i) the target number of units or shares subject to such portion of the Company performance-based equity award, as applicable, multiplied by (ii) the quotient derived from the number of full months Executive remained in continuous service to the Employer from the beginning of the performance period through Executive’s termination date, over the total months from the beginning of the performance period through the end of the applicable vesting period for such portion, plus (B) if Executive’s termination date occurs on or after the end of the applicable performance period that relates to a portion of such Company performance-based equity award (each such portion, an “Earned Award”), then Executive will vest in the number of units or shares subject to such Earned Award, as applicable, which have been earned, but not yet vested as of Executive’s termination date (or in the event that the determination of the achievement for such completed performance period has not yet been approved by the Committee as of Executive’s termination date, then the number of units or shares subject to such Earned Award that will be earned as of the date the Committee determines the achievement of the performance objective for such performance period); and

(5) a lump sum cash payment equal to 18 multiplied by the monthly health insurance continuation premiums for the health, dental, and vision insurance options in which Executive and his eligible dependents are enrolled on the termination date. (iii) Termination of Employment During a Change in Control Period. If Executive’s employment is terminated under circumstances that would entitle Executive to payment of benefits under Section 5(b)(ii), or Executive’s employment terminates due to Executive’s death or Disability, and such termination of employment occurs during the Change in Control Period, then Executive will receive the benefits described in Section 5(b)(ii), but, (1) rather than the vesting acceleration of Company equity awards described in Section 5(b)(ii)(3) and Section 5(b)(ii)(4), 100% of all of Executive’s outstanding Company equity awards will become vested and fully exercisable effective as of the later of the date of termination or the date of the consummation of the Change in Control (and with respect to any Company performance-based equity awards, for which the applicable performance period has (x) been completed as of Executive’s termination date, based on actual achievement of the applicable performance objectives or (y) not been completed as of Executive’s termination date, assuming achievement of the applicable performance objectives at target), and (2) the payments provided in Section 5(b)(ii)(5) will be calculated with a multiplier of 24. (iv) Termination by Reason of Death or Disability Outside a Change in Control Period. If Executive’s employment is terminated by reason of his death or Disability outside the Change in Control Period, 100% of all of Executive’s Company equity awards will become vested and fully exercisable as of the date of such termination due to death or Disability (and with respect to any Company performance-based equity awards, for which the applicable performance period has (1) been completed as of Executive’s termination date, based on actual achievement of the applicable performance objectives or (2) not been completed as of Executive’s termination date, assuming achievement of the applicable performance objectives at target). (c) Exclusive Remedy. If a termination of Executive’s employment with the Company or the Employer occurs, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive, the Company, or the Employer may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 5. 6. Conditions to Receipt of Severance; No Duty to Mitigate. (a) Executive will not receive severance pay or benefits other than the Accrued Obligations unless (x) Executive signs and does not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company and the Employer (the “Release”) and (y) such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. All payments will be made upon the effectiveness of the Release but will be delayed until a subsequent calendar year if necessary so their timing does not result in penalty taxation under Section 409A of the Code (“Section 409A”). Severance payments or benefits will not be paid or provided until the Release becomes effective and irrevocable. For avoidance of doubt, although Executive’s severance payments and benefits are contractual rights, not “damages,” Executive is not required to seek other employment or otherwise “mitigate damages” as a condition of receiving such payments and benefits. (b) If any amount or benefit that would constitute non-exempt “deferred compensation” under Section 409A would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), then any payment or benefits will be delayed, without payment of interest, until the earliest date on which it could be paid or distributed without being subject to penalty taxation under Section 409A. (c) Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

(d) Executive’s receipt of any payment or benefits other than Accrued Obligations will be subject to Executive continuing to comply with her confidentiality obligations to the Company and the Employer. 7. Definitions. (a) Cause means (i) willful malfeasance of Executive that has a material adverse effect on the Company or the Employer; (ii) substantial and continuing willful refusal by Executive to perform duties ordinarily performed by an employee in the same position and having similar duties as Executive; (iii) conviction of Executive of a felony, or of a misdemeanor that would have a material adverse effect on the goodwill of the Company or the Employer if Executive were to be retained as an employee of the Company or the Employer; or (iv) willful failure of Executive to comply with material policies and procedures of the Company or the Employer, including but not limited to the Lumentum Code of Business Conduct and Policy Regarding Inside Information and Securities Transactions. Except in the case of a felony conviction under subsection (iii) above, if the act or failure to act which is the basis for a decision by the Board to terminate Executive’s employment for Cause is such that it is susceptible to cure, the Board shall provide Executive notice that it intends to terminate Executive’s employment for Cause, specifying the particular act or failure to act and providing Executive with fifteen (15) days following such notice to cure such act or failure to act to the satisfaction of the Board. (b) Change in Control means the occurrence of one or more of the following with respect to the Company: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchase, or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the then-outstanding stock of the Company entitled to vote generally in the election of the members of the Board; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than 50% of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned Company common stock immediately prior to such merger or consolidation and (B) the members of the Board immediately prior to the transaction (the “Existing Board”) constitute a majority of the board of directors of the surviving entity or its parent entity immediately after such merger or consolidation; (iii) any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, Company common stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than 50% of the total combined voting power of the Company’s outstanding securities or (B) the members of the Existing Board do not constitute a majority of the board of directors of the Company’s parent entity immediately after such reverse merger; or (iv) the sale, transfer, or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer, or other disposition to one or more subsidiaries of the Company). Notwithstanding the foregoing, to the extent that any amount constituting nonqualified deferred compensation within the meaning of Section 409A would become payable under this Agreement by reason of a Change in Control, such amount will become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within meaning of Section 409A.

(c) Change in Control Period means that period that begins on the earliest of: (i) the execution of a definitive agreement or letter of intent, in which the consummation of the transactions described would result in a Change in Control, or (ii) the date of the public announcement by the Company of its intent to consummate a Change in Control ((i) and (ii), the “Potential Change in Control Date”) and ends on the date that is 18 months following the consummation of the Change in Control. (d) Disability means a mental or physical disability, illness, or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders Executive unable to perform any one or more of the essential duties of his position after the provision of a reasonable accommodation, if applicable, for a period of greater than 90 days. (e) Good Reason means Executive’s resignation from the Company or the Employer within 90 days following the occurrence of any of the following events without Executive’s express written consent: (i) a material adverse change in Executive’s duties, authority, responsibilities, job title, or reporting relationships relative to Executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such change in Executive’s duties, authority, responsibilities, job title, or reporting relationships; provided, however, that the occurrence of a Change in Control will not, in and of itself, constitute a material adverse change in Executive’s duties, authority, responsibilities, job title, or reporting relationships; (ii) a material reduction by Company or the Employer in the base salary of Executive as in effect immediately prior to such reduction; (iii) a material reduction by Company or the Employer in Executive’s annual bonus opportunity as in effect immediately prior to such reduction; (iv) the relocation of Executive’s principal work location to a facility or a location more than 50 miles from Executive’s then-present principal work location; or (v) the failure of the Company or the Employer to obtain agreement from any successor to provide the benefits provided for in this Agreement. Executive may terminate his employment with the Company or the Employer for Good Reason by first providing the Board with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and after a reasonable cure period of not less than 90 days following the date the Board receives such notice has passed, during which such condition must not have been cured. 8. Limitation on Payments; Section 280G. If any severance or other benefits payable to Executive (i) are “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 8, would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for Executive to receive all of the benefits and pay the excise tax. If a reduction in benefits is necessary for this purpose, then the reduction will occur in the following order (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. If the acceleration of vesting of equity award compensation is to be reduced, that acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. Any determination required under this Section 8 will be made in writing by an independent professional services firm chosen by the Company immediately prior to a Change in Control and paid for by the Company and that determination will be conclusive and binding upon Executive and the Company for all purposes.

9. Miscellaneous. (a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California, without regard to conflicts of laws principles thereof. (b) Entire Agreement. This Agreement, the equity award plans and agreements for the equity awards listed on Exhibit A, and the confidential information agreement previously executed by Executive contain the entire understanding of the parties with respect to Executive’s employment and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company’s or the Employer’s applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company or the Employer during the course of Executive’s employment. This Agreement and its benefits may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 9(b). (c) Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected. (d) Assignment. This Agreement, and all of Executive’s rights and duties under it, are not assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company or the Employer to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company or the Employer hereunder will become the rights and obligations of such affiliate or successor person or entity. (e) Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs. (f) Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt. Lumentum Holdings, Inc. To most recent address as set forth 1001 Ridder Park Dr. in Executive’s personnel records San Jose, CA 95131 Attention: General Counsel Lumentum Operations, LLC 1001 Ridder Park Dr. San Jose, CA 95131 Attention: General Counsel (g) Executive Representations. Executive represents to the Company and the Employer that the execution of this Agreement by Executive, the Company and the Employer, and the performance by Executive of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h) Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by the Company or the Employer must be signed by the Chair of the Company’s Board. (i) Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.

Each party is signing this Agreement on the date set out below its signature. Lumentum Holdings Inc. Executive /s/ Penny Herscher /s/ Alan Lowe By: Penny Herscher By: Alan Lowe November 3, 2021 November 3, 2021 Lumentum Operations LLC /s/ Penny Herscher By: Penny Herscher November 3, 2021

Exhibit A

Current Equity Awards

Grant Date	Award Number	Award Type	Number of Shares	Cancelled	Vested on 9/1/2021	Unvested on 9/1/2021	Vesting
8/22/2019	LR25980	PSU	45,447	1,969	28,330	15,148	2
11/14/2019	LR27281	PSU	22,722	0	0	22,722	3
8/19/2020	LR27425	PSU	32,597	0	16,569	21,732	2
8/19/2020	LR27439	PSU	16,792	0	0	16,792	4
8/22/2019	LR25969	RSU	68,168	0	45,448	22,720	1
8/19/2020	LR31191	RSU	49,390	0	16,463	32,927	1
8/31/2021	LR31731	RSU	51,615	0	0	51,615	1

Equity Awards to be Granted

Grant Date	Award Number	Award Type	Number of Shares	Performance Conditions if Any	Vesting Schedule
9/10/21	TBD	PSU	51,615	As approved by Board on 9/10/21	5

Vesting:

1: 1/3 of the shares shall vest on the Initial Vest Date and the remaining shares shall vest quarterly thereafter on the 15th day of the following months of November, February, May and August following the Initial Vest Date in eight (8) equal installments (rounded down for any fractional shares, with the final vesting installment to be rounded up as necessary so that 100% of the shares shall have vested as of the last vest date), subject to the grant holder continuing to be an employee through each such date, or as provided under the 2015 EIP.

2. 1/3 of the shares shall vest on the Initial Vest Date upon approval by the Compensation Committee or Board, with the number of shares calculated based on achievement of the target set by the Compensation Committee, and the remaining shares shall vest quarterly thereafter on the 15th day of the following months of November, February, May and August following the Initial Vest Date in eight (8) equal installments (rounded down for any fractional shares, with the final vesting installment to be rounded up as necessary so that 100% of the shares shall have vested as of the last vest date), subject to the grant holder continuing to be an employee through each such date, or as provided under the 2015 EIP.

3. Vesting on 8/22/22, upon achievement approved by Board of Directors, subject to the grant holder continuing to be an employee through each such date, or as provided under the 2015 EIP.

4. Vesting on 8/19/23, upon achievement approved by Board of Directors, subject to the grant holder continuing to be an employee through each such date, or as provided under the 2015 EIP.

5. Vesting on 8/15/24, upon achievement approved by Board of Directors, subject to the grant holder continuing to be an employee through each such date, or as provided under the 2015 EIP.